Exhibit 99.1

BERRY PLASTICS GROUP, INC.

Investor / Analyst Day
September 17, 2013

Remarks of Chief Executive Officer
Jonathan D. Rich

While the main focus of today's investor conference is on our strategic plans and longer term opportunities, I do want to take just a few minutes to make some comments on our current business.  The economic recovery that began in 2010 has been and continues to be one of the slowest in recent memory.  Concurrently, volume growth in our industry, which has historically changed at GDP rates, has continued to remain muted as consumer spending on non-durable goods has lagged total GDP growth.

Despite a soft demand environment, Berry's financial performance since 2010 has improved significantly as a result of our focused execution on a number of important initiatives.  From 2010 until the end of 2011 we withdrew from certain chronically low profitable segments, while taking pricing action to appropriately reflect the value that our products were adding to our customers.  These steps reduced our top line but allowed us to increase margins by about 5%.  Since 2010, we also significantly increased our productivity, redesigned our products for material efficiency, and undertook a number of value creating acquisitions that had substantial synergies, all of which allowed us to continue to grow our margins and bottom line despite ongoing weakness in consumer spending.

As the current quarter has progressed, we have continued to experience volume and resin headwinds, partially offset by new cost savings initiatives.  Volumes in the quarter have come in softer than expected.  As a result, we are taking steps to appropriately reduce inventories which will also negatively impact our EBITDA for the current quarter due to lower fixed asset leverage.   Given the softness in industry volumes, we are also seeing some incremental pressure on price and margins due to increased competition.
On the cost side, steep increases in oil prices during the quarter are translating into higher than expected resin costs.  While the majority of our business is on contracts with resin pass through provisions and we continue to shorten the lag with our customers, EBITDA in the current quarter will be negatively impacted from increased resin costs.  Conversely, the September 2012 quarter had a benefit of approximately $11 million from the opposite effect as resin prices were falling last year.

Due to the combination of soft industry volume and increased resin costs, along with our continued R&D investments, the benefits of which we will not see until next year and beyond, we currently expect that EBITDA during the September ending quarter will be lower by approximately 10% versus the prior year period.  As a result we are taking additional steps to reduce cost and increase productivity, including re-evaluating our capacity utilization and appropriately managing working capital levels, the benefits from which we are beginning to see and will be fully realized in 2014.  I will provide more details on these actions when we report our fiscal year end results in November.

Despite these near-term challenges, ultimately the keys to our continued success are grounded in our ability to deliver value to our customers through innovation and differentiation.   The macro and micro dynamics of the packaging industry that I spoke of earlier will provide Berry with significant opportunities and our four key strategic imperatives are focused on taking advantage of these changes.  Berry has a robust pipeline of innovative new packaging technologies that will drive our future growth as they are introduced into the market in the coming months and beyond.

As we close out 2013 and look forward to 2014, we will take the appropriate steps to further strengthen what we believe is our already industry leading cost position and maximize cash flow generation.  While taking these steps we will also continue to make the investments required to succeed in our strategic objectives, including investments in R&D and marketing for new products, expansion in our targeted overseas growth projects and continuing to identify and execute on accretive acquisitions that will increase shareholder value.
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Forward-Looking Statements

This presentation contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this presentation. Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” in our public filings including, without limitation, in conjunction with the forward-looking statements included in this presentation. All forward-looking information in this presentation and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include: risks associated with our substantial indebtedness and debt service; changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; performance of our business and future operating results; risks related to our acquisition strategy and integration of acquired businesses; reliance on unpatented know-how and trade secrets; increases in the cost of compliance with laws and regulations, including environmental, safety, production and product laws and regulations; risks related to disruptions in the overall economy and the financial markets may adversely impact our business; catastrophic loss of one of our key manufacturing facilities, natural disasters and other unplanned business interruptions; risks of competition, including foreign competition, in our existing and future markets; general business and economic conditions, particularly an economic downturn; the ability of our insurance to cover fully our potential exposures; and the other factors discussed in the section of our public filings titled “Risk Factors.” We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this presentation may not in fact occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.